August 19, 2002

J. Robert Paulson, Jr. Joins Endocardial Solutions as Chief Financial Officer

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced the appointment of J. Robert Paulson, Jr. as chief financial officer, effective today.

Mr. Paulson brings more than 20 years of financial and business development experience to Endocardial Solutions.  For the past year, Mr. Paulson served as Sr. Vice President and General Manager in the auditory products division of Advanced Bionics Corporation, maker of cochlear implant systems.  From 1995 to 2001, Mr. Paulson served in various capacities within Medtronic, Inc., a global leader in medical device technology.  Among his Medtronic positions were Vice President and General Manager of Surgical Navigation Technologies; Vice President of Corporate Strategy and Planning; and Director of Corporate Development of the company.  Prior to that, Mr. Paulson held several positions at General Mills, Inc., and practiced law at the Minneapolis firm of Lindquist & Vennum.  Mr. Paulson received a B.A. in Accounting, Economics and Political Science from Luther College, an M.B.A. from the University of St. Thomas, and a J.D. from Vanderbilt University School of Law, and attended the Harvard Business School’s Executive Education, Competition and Strategy program.

“Endocardial Solutions will greatly benefit from Bob’s experience within the medical device industry,” said Jim Bullock, President and Chief Executive Officer.  “We look forward to Bob’s insight and expertise in the areas of business development and strategic planning as we position our company to be the standard of care for diagnosing and treating arrhythmias.”

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.  The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928  jbullock@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959  bgutzke@endocardial.com